Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2019

Mifflintown, PA, April 25, 2019 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the quarter ended March 31, 2019, was $1,413,000, a 6.5% increase compared to net income of $1,327,000 for the quarter ended March 31, 2018. Earnings per share for both periods was $0.28.

President and Chief Executive Officer, Marcie A. Barber stated, “We are very pleased to post the first quarter results which reflect the successful integration of Liverpool Community Bank and its positive impact on core earnings. These results exemplify management’s commitment to steady, profitable growth and continued credit quality improvement.”

Annualized return on average assets and annualized return on average equity for the first quarter of 2019 were 0.90% and 8.38%, respectively. Annualized return on average assets and annualized return on average equity for the first quarter of 2018 were 0.89% and 9.15%, respectively.

Net interest income increased during the three months ended March 31, 2019 by $514,000, or 11.1%, when compared to the same period in 2018, as average earning assets increased by $27.5 million, or 5.0%, primarily due to the addition of Liverpool Community Bank’s (“Liverpool”) loan portfolio following Juniata’s April 30, 2018 acquisition of 100% of Liverpool. Continued improvement in non-performing and classified loans resulted in a reduction of $143,000 in the provision for loan losses in the first quarter of 2019 versus the same quarter in the previous year.

Non-interest income was $1,094,000 during the three months ended March 31, 2019 versus $1,174,000 during the three months ended March 31, 2018. Contributing to the decline was a decrease in income from unconsolidated subsidiary of $69,000. The equity method of accounting for the Liverpool investment ended with the acquisition by Juniata of the remaining outstanding Liverpool shares in April 2018. Since then, all income and expense items from the newly acquired Liverpool office have been included as part of Juniata’s operations in the appropriate line items in the financial statements. Also contributing to the decline in non-interest income was a net loss on sales and calls of securities of $56,000 in the first quarter of 2019 compared to a net loss of $15,000 in the first quarter of 2018, driven by the strategic repositioning of the investment portfolio in 2019 in an effort to improve the yield on the portfolio for a greater future return. Fees derived from loan activity during the period also declined compared to the first quarter of 2018 due to lower title insurance premiums. Partially offsetting these declines during the period were increases of 3.7% in customer service and debit card fee income and 42.0% in commissions from sales of non-deposit products, as well as a $15,000 increase in the value of equity securities in the first quarter of 2019 compared to the same period last year.

Non-interest expense was $4,835,000 during the three months ended March 31, 2019 compared to $4,405,000 during the three months ended March 31, 2018, an increase of $430,000. Non-interest expense increased in the first quarter of 2019 compared to the same period in 2018 primarily driven by Juniata’s growth resulting from the Liverpool acquisition which caused employee compensation and benefits, occupancy, equipment, and data processing expenses to increase in the 2019 period. Offsetting these increases was a decline in merger and acquisition expense of $64,000 as no similar expenses were recorded in the 2019 period.

Income tax benefit declined $61,000 during the first quarter of 2019 compared to the same period in 2018 due to greater taxable income recorded in 2019.

Total assets at March 31, 2019 were $627.8 million, an increase of $2.5 million compared to total assets of $625.2 million at December 31, 2018. Total cash and cash equivalents increased $7.8 million and total deposits increased $2.1 million over the period, while total loans declined $2.7 million.

On April 17, 2019, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on May 31, 2019 to shareholders of record on May 15, 2019.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with sixteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	March 31,	December 31,
	2019	2018
ASSETS	(Unaudited)
Cash and due from banks	$15,002	$15,617
Interest bearing deposits with banks	5,539	110
Federal funds sold	3,736	729
Cash and cash equivalents	24,277	16,456

Interest bearing time deposits with banks	2,800	3,290
Equity securities	1,127	1,118
Securities available for sale	140,208	141,953
Restricted investment in bank stock	2,535	2,441
Total loans	414,979	417,631
Less: Allowance for loan losses	(2,994)	(3,034)
Total loans, net of allowance for loan losses	411,985	414,597
Premises and equipment, net	8,644	8,744
Other real estate owned	744	744
Bank owned life insurance and annuities	16,013	15,938
Investment in low income housing partnerships	4,435	4,545
Core deposit and other intangible	383	405
Goodwill	9,047	9,139
Mortgage servicing rights	193	200
Accrued interest receivable and other assets	5,391	5,666
Total assets	$627,782	$625,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$128,670	$126,057
Interest bearing	395,186	395,665
Total deposits	523,856	521,722

Securities sold under agreements to repurchase	2,683	2,911
Short-term borrowings	-	11,600
Long-term debt	25,000	15,000
Other interest bearing liabilities	1,572	1,596
Accrued interest payable and other liabilities	5,498	5,029
Total liabilities	558,609	557,858
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share: Authorized 20,000,000 shares
Issued -
5,141,749 shares at March 31, 2019;
5,134,249 shares at December 31, 2018
Outstanding -
5,098,748 shares at March 31, 2019;
5,092,048 shares at December 31, 2018	5,142	5,134
Surplus	24,832	24,821
Retained earnings	42,818	42,525
Accumulated other comprehensive loss	(2,816)	(4,299)
Cost of common stock in Treasury:
43,001 shares at March 31, 2019;
42,201 shares at December 31, 2018	(803)	(803)
Total stockholders' equity	69,173	67,378
Total liabilities and stockholders' equity	$627,782	$625,236

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2019	2018
Interest income:
Loans, including fees	$5,255	$4,551
Taxable securities	849	775
Tax-exempt securities	61	103
Other interest income	53	10
Total interest income	6,218	5,439
Interest expense:
Deposits	863	594
Securities sold under agreements to repurchase	11	15
Short-term borrowings	13	84
Long-term debt	161	93
Other interest bearing liabilities	11	8
Total interest expense	1,059	794
Net interest income	5,159	4,645
Provision for loan losses	15	158
Net interest income after provision for loan losses	5,144	4,487
Non-interest income:
Customer service fees	422	412
Debit card fee income	308	292
Earnings on bank-owned life insurance and annuities	69	81
Trust fees	99	102
Commissions from sales of non-deposit products	71	50
Income from unconsolidated subsidiary	-	69
Fees derived from loan activity	70	95
Mortgage banking income	17	19
Loss on sales and calls of securities	(56)	(15)
Change in value of equity securities	9	(6)
Other non-interest income	85	75
Total non-interest income	1,094	1,174
Non-interest expense:
Employee compensation expense	1,968	1,792
Employee benefits	741	564
Occupancy	349	318
Equipment	214	207
Data processing expense	461	416
Director compensation	51	54
Professional fees	197	177
Taxes, other than income	134	113
FDIC Insurance premiums	56	70
Amortization of intangibles	22	11
Amortization of investment in low-income housing partnerships	200	200
Merger and acquisition expense	-	64
Other non-interest expense	442	419
Total non-interest expense	4,835	4,405
Income before income taxes	1,403	1,256
Income tax benefit	(10)	(71)
Net income	$1,413	$1,327
Earnings per share
Basic	$0.28	$0.28
Diluted	$0.28	$0.28
Cash dividends declared per share	$0.22	$0.22
Weighted average basic shares outstanding	5,095,132	4,770,389
Weighted average diluted shares outstanding	5,117,024	4,787,769

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206